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                                                                   EXHIBIT 99.10

                  2ND STORY of Level 1 printed in FULL format.

                  Copyright 1999 PR Newswire Association, Inc.
                                  PR Newswire

                           January 26, 1999, Tuesday


SECTION:  Financial News

DISTRIBUTION:  TO BUSINESS EDITOR

LENGTH: 246 words

HEADLINE:  America Service Group Completes Acquisition

DATELINE: NASHVILLE, Tenn., Jan. 26

BODY:
         America Service Group Inc. (Nasdaq: ASGR) today announced that it has completed the acquisition of the Government Services Division of MedPartners, Inc. (NYSE: MDM). Comprised of EMSA Correctional Care and EMSA Military Services, the division provides healthcare at correctional facilities, military bases and Veterans Administration hospitals. Combined with Prison Health Services, ASG's operating subsidiary, the company will manage medical services for approximately 100 government agencies, with annualized revenues of approximately $300 million.

     "We are very pleased to welcome EMSA clients and employees to our company," stated Michael Catalano, ASG's President and CEO. "Going forward our efforts will focus on continuity of client service, operating performance and marketing momentum."

     Execution of the acquisition agreement was previously announced on December 18, 1998. The purchase price of $67 million, subject to adjustment upon closing audit, included target working capital of $27.6 million.

     America Service Group Inc., based in Brentwood, Tennessee, is a leading national provider of correctional healthcare services in the United States. ASG contracts with approximately 100 government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

SOURCE America Service Group Inc.
       CONTACT: Michael Catalano, President & CEO, 615-376-1319, or Bruce Teal, Senior Vice President and CFO, 615-376-1361, both of America Service Group Inc.

LANGUAGE: ENGLISH

LOAD-DATE: January 27, 1999